PRICEWATERHOUSECOOPERS

To the Board of Managers of
Whiterock Portfolio Investors, L.L.C.:

In planning and performing our audit of the financial statements and financial highlights of Whiterock Portfolio Investors, L.L.C. for the year ended December 31, 1997, we considered its internal control, including control over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Whiterock Portfolio Investors, L.L.C. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal controls, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
July 16, 1998

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                                                                       EXHIBIT B
                              RESPONSE TO ITEM 77K

     This statement is being submitted in response to the information required by Item 77K of Form N-SAR of Whiterock Portfolio Investors, L.L.C. for the fiscal year ended December 31, 1997 and, by reference, Item 4 of Form 8-K and Items 304 (a)(1) and 304 (a)(3) of Regulation S-K.

     At a meeting of the Board of Managers of Whiterock Portfolio Investors, L.L.C. (the "Company") held on December 16, 1997, the Board, including a majority of those Managers who are not interested persons of the Company, as defined in the Investment Company Act of 1940, adopted a resolution approving the selection of Coopers & Lybrand, LLP to serve as the Company's independent public accountants, for the fiscal years ended December 31, 1997 and December 31, 1996. The Company's previous auditors, KPMG LLP were dismissed.

      The reports of KPMG LLP on the Company's financial statements for the fiscal years ended December 31, 1995 and December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During those fiscal years, and up to and including December 16, 1997, when the Board acted to replace KPMG LLP as the Company's auditors, there were no disagreements between the Company, or anyone authorized to act on behalf of the Company, and KPMG LLP over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in connection with its reports. the decision of the Board to replace KPMG LLP was made for purely business reasons.

      During fiscal years 1995 and 1996 and up to and including December 16, 1997, there were no "reportable events," as that term is defined in Item 304(a)(v) of Regulation S-K. With respect thereto, KPMG LLP did not during this time advise the Company that:

     (1) The internal controls necessary for the company to develop reliable financial statements did not exist.

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     (2) Information had come to the attention of KPMG LLP that had led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management.

      (3) There was a need to expand significantly the scope of the Company's audit, or that information had come to the attention of KPMG LLP that, if further investigated, might (a) materially impact the fairness or reliability of either a previously issued report on the underlying financial statements, or the financial statements issued or to be issued during this period, or (b) have caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements, and for whatever reason, KPMG LLP did not so expand the scope of its audit or conduct such further investigation.

      (4) Information had come to the attention of KPMG LLP that it had concluded would materially impact the fairness or reliability of either a previously issued report on the underlying financial statements, or the financial statements issued or to be issued during this period (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and, for whatever reason, the issue has not been resolved to the satisfaction of KPMG LLP prior to its replacement.

     In accordance with the requirements of Item 304 (a)(3) of the Regulation S-K, the Company has furnished KPMG LLP with a copy of this statement, and has requested KPMG LLP to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree.

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                                                                       EXHIBIT C
October 19, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Whiterock Portfolio Investors, L.L.C. and, under the date of April 11, 1997, we reported on the financial statements of Whiterock Portfolio Investors, L.L.C. (the Company) as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and the period September 29, 1995 (inception) through December 31, 1995. On or about December 16, 1997, our appointment as principal accountants was terminated. We have read the Company's statements included under Exhibit 99.2, "Response to Item 77K," of its Form N-SAR for the year ended December 31, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Managers or the Company's stated reason for changing principal accountants.

Very truly yours,


KPMG LLP
Dallas, Texas

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                                                                       EXHIBIT D

                              RESPONSE TO ITEM 77Q2

             Section 16(a) Beneficial Ownership Reporting Compliance

     The following persons currently associated or employed by Whiterock Portfolio Investors, L.L.P. ("Registrant"), ordinarily would have been required to file a Section 16(a) beneificial ownership report with the Securities and Exchange Commission as of December 31, 1997. This filing would have been required to report the appointment of these persons as a managing member or key officer of Registrant. Units of participation in Registrant are not publicly offered, not traded in the secondary market, and constitute the only class of securities issued by the Registrant.

               1. Dave McCampbell, Vice President and Treasurer.

               2. Nori Gerardo, Managing Member.